Exhibit 99.1

EGL                                                           World Headquarters
EAGLE GLOBAL LOGISTICS                                       15350 Vickery Drive
                                                               Houston, TX 77032

                                                                  Elijio Serrano
                                                         Chief Financial Officer
                                                                    281-618-3665

                                                                    NEWS RELEASE
================================================================================

FOR IMMEDIATE RELEASE
Monday, October 27, 2003

                       EGL, INC. REVISES EARNINGS GUIDANCE

HOUSTON, October 27, 2003 - EGL, Inc. (NASDAQ: EAGL) announced that it expects to report fully diluted earnings per share for the third quarter of 2003 of $0.12, compared to earlier management guidance of $0.18 to $0.20. Diluted earnings per share for the third quarter of 2002 were $0.12.

"Airline price increases out of Asia were not matched with corresponding increases to EGL's customers due to weak air freight demand, resulting in an impact to earnings per share of approximately $0.05." explained James R. Crane, Chairman and Chief Executive Officer. "This slow start to the normally seasonally strong August-September period offset continued improvements from North America volumes and improvements from the logistics projects in Europe. Additionally, a settlement with Kitty Hawk, Inc., a wholesale transportation provider, stemming from an August, 2001 dispute was resolved through arbitration during the quarter and unfavorably impacted our results by $2.3 million."

Gross revenue for the third quarter of 2003 increased 15% from the third quarter of last year, while net revenue increased 7%. Net revenue margins deteriorated 110 basis points to 34.1% from the second quarter of this year and by 240 basis points from the third quarter of last year on the impact from the Asia pricing and the arbitration settlement.

Earnings Conference Call

EGL, Inc. plans to host a conference call for shareholders and the investing community on November 11, 2003 at 11 a.m. Eastern time (8 a.m. Pacific) to review results for the quarter ended September 30, 2003. The call can be accessed by dialing (719) 457-2662, access code 692215 and is expected to last approximately 60 minutes. Callers are requested to dial in at least 5 minutes before the start of the call. The call will also be available through live webcast on the company's website, www.eaglegl.com, on the Investor Relations page. An audio replay will be available until Tuesday, November 25, 2003 at
(719) 457-0820, access code 692215.

                                   ----------

Houston-based EGL, Inc. operates under the name EGL Eagle Global Logistics. EGL is a leading global transportation, supply chain management and information services company dedicated to providing superior flexibility and fewer shipping restrictions on a price competitive basis. With 2002 revenues exceeding $1.86 billion, EGL's services include air and ocean freight forwarding, customs brokerage, local pickup and delivery service, materials management, warehousing, trade facilitation and procurement, and integrated logistics and supply chain management services. The Company's shares are traded on the NASDAQ National Market under the symbol "EAGL".

                                   ----------

                                      ###

                              CAUTIONARY STATEMENTS

The statements in this press release (and statements in the conference call referred to above) regarding initiatives in North America, Asia and Europe, third quarter and total year results and diluted earnings per share, and other statements which are not historical facts, are forward looking statements. Such statements involve risks and uncertainties including, but not limited to, general economic conditions, the results of litigation, the timing and effects of any improvements in the regions and industry sectors in which the Company's customers operate, infrastructure improvements, ability to manage and continue growth, competition and other factors detailed in the Company's 2002 Form 10-K, proxy statement/prospectus and other filings with the Securities and Exchange Commission. Should one or more of these risks or uncertainties materialize (or the consequences of such a development worsen), or should underlying assumptions prove incorrect, actual outcomes may vary materially from those forecasted or expected. The Company disclaims any intention or obligation to update publicly or revise such statements, whether as a result of new information, future events or otherwise.

                                     -more-